Exhibit 99.1
FICO Announces Earnings of $11.14 per Share
for Second Quarter Fiscal 2026

Revenue of $692 million vs. $499 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--April 28, 2026--FICO (NYSE:FICO), a global analytics software leader, today announced results for its second fiscal quarter ended March 31,2026.

Second Quarter Fiscal 2026 GAAP Results
Net income for the quarter totaled $264.5 million, or $11.14 per share, versus $162.6 million, or $6.59 per share, in the prior year period.
Net cash provided by operating activities for the quarter was $223.4 million versus $74.9 million in the prior year period.

Second Quarter Fiscal 2026 Non-GAAP Results
Non-GAAP Net Income for the quarter was $296.8 million versus $192.7 million in the prior year period. Non-GAAP EPS for the quarter was $12.50 versus $7.81 in the prior year period. Free cash flow was $214.3 million for the current quarter versus $65.5 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2026 GAAP Revenue
The company reported revenues of $691.7 million for the quarter as compared to $498.7 million reported in the prior year period, an increase of 39%.
“We continue to deliver strong revenue and earnings growth,” said Will Lansing, chief executive officer. “We are pleased to announce that we are raising our full year guidance.”
Revenues for the second quarter of fiscal 2026 for the company’s two operating segments were as follows:
•Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $475.0 million in the second quarter, compared to $297.0 million in the prior year period, an increase of 60%. B2B revenue increased 72%, primarily attributable to a higher mortgage origination scores unit price and an increase in volume of mortgage originations. B2C revenue increased 5% from the prior year period due mainly to increased revenue from our indirect channel partners.
•Software revenues, which include the company’s analytics and digital decisioning technology, were up 7% year-over-year with $216.7 million in the second quarter, compared to $201.7 million in the prior year period. On March 31, 2026, Software Annual Recurring Revenue was up 10% year-over-year, consisting of a 49% increase in platform ARR and an 8% decline in non-platform ARR. The total Software Dollar-Based Net Retention Rate was 109% on March 31, 2026, with platform software at 136% and non-platform software at 90%.

Outlook
The company is updating its previously provided guidance for fiscal 2026:

	Previous Fiscal 2026 Guidance	Updated Fiscal 2026 Guidance
Revenues	$2.35 billion	$2.45 billion
GAAP Net Income	$795 million	$825 million
GAAP EPS	$33.47	$35.60
Non-GAAP Net Income	$907 million	$946 million
Non-GAAP EPS	$38.17	$40.45

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call
The company will host a webcast on April 28, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to report its second quarter fiscal 2026 results and provide various strategic and operational updates. The call can be accessed at FICO’s web site at www.fico.com/investors. A replay of the webcast will be available on our Past Events page through April 28, 2027.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 200 U.S. and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 80 countries do everything from protecting four billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top U.S. lenders, is the standard measure of consumer credit risk in the U.S. and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at https://www.fico.com/en

Join the conversation at https://x.com/FICO_corp & https://www.fico.com/blogs/

For FICO news and media resources, visit https://www.fico.com/en/newsroom

FICO is a registered trademark of Fair Isaac Corporation in the U.S. and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of macroeconomic conditions on FICO’s business, operations and personnel, the success of the Company’s business strategies, the maintenance of its existing relationships and ability to create new relationships with customers, distributors and other business partners, its ability to continue to develop new and enhanced products and services and to enter new markets, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use or costs of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments or uncertainty in global economic conditions or in the markets or industries that the Company serves. Additional information on these risks and uncertainties and other factors that could affect FICO’s future results are described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2025 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2026	September 30, 2025
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$219,419	$134,136
Accounts receivable, net	619,957	529,148
Prepaid expenses and other current assets	61,397	41,881
Total current assets	900,773	705,165
Marketable securities	53,046	54,625
Property and equipment, net	79,623	67,713
Operating lease right-of-use assets	25,025	26,213
Goodwill	781,390	783,340
Other assets	208,392	231,077
Total assets	$2,048,249	$1,868,133
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and other accrued liabilities	$134,868	$146,933
Accrued compensation and employee benefits	87,259	115,369
Deferred revenue	183,163	187,372
Current maturities on debt	—	399,541
Total current liabilities	405,290	849,215
Long-term debt	3,639,063	2,656,150
Operating lease liabilities	17,555	19,187
Other liabilities	87,991	89,365
Total liabilities	4,149,899	3,613,917

Stockholders’ deficit	(2,101,650)	(1,745,784)
Total liabilities and stockholders’ deficit	$2,048,249	$1,868,133

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
	(In thousands, except per share data)
Revenues:
On-premises and SaaS software	$199,231	$183,826	$387,452	$369,837
Professional services	17,473	17,870	36,677	36,152
Scores	474,973	297,039	779,507	532,714
Total revenues	691,677	498,735	1,203,636	938,703
Operating expenses:
Cost of revenues	91,199	87,630	178,460	174,975
Research and development	53,916	45,037	103,828	90,182
Selling, general and administrative	144,097	120,420	284,834	248,370
Total operating expenses	289,212	253,087	567,122	513,527
Operating income	402,465	245,648	636,514	425,176
Other expense, net	(46,436)	(32,632)	(88,554)	(62,031)
Income before income taxes	356,029	213,016	547,960	363,145
Provision for income taxes	91,571	50,401	125,129	48,002
Net income	$264,458	$162,615	$422,831	$315,143
Earnings per share:
Basic	$11.19	$6.67	$17.86	$12.92
Diluted	$11.14	$6.59	$17.73	$12.73
Shares used in computing earnings per share:
Basic	23,628	24,389	23,676	24,383
Diluted	23,748	24,685	23,854	24,756

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2026	2025
	(In thousands)
Cash flows from operating activities:
Net income	$422,831	$315,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,905	6,950
Share-based compensation	89,579	82,358
Changes in operating assets and liabilities	(147,283)	(132,202)
Other, net	24,408	(3,334)
Net cash provided by operating activities	397,440	268,915
Cash flows from investing activities:
Purchases of property and equipment	(492)	(2,960)
Capitalized internal-use software costs	(17,256)	(13,638)
Net activity from marketable securities	(3,400)	(3,285)
Net cash used in investing activities	(21,148)	(19,883)
Cash flows from financing activities:
Proceeds from revolving line of credit and term loans	880,000	450,000
Payments on revolving line of credit and term loans	(890,000)	(132,500)
Proceeds from issuance of senior notes	1,000,000	—
Payments on senior notes	(400,000)	—
Proceeds from issuance of treasury stock under employee stock plans	14,935	16,062
Taxes paid related to net share settlement of equity awards	(105,767)	(198,531)
Repurchases of common stock	(776,565)	(379,738)
Other, net	(11,847)	(3,016)
Net cash used in financing activities	(289,244)	(247,723)
Effect of exchange rate changes on cash	(1,765)	(5,335)
Increase (decrease) in cash and cash equivalents	85,283	(4,026)
Cash and cash equivalents, beginning of period	134,136	150,667
Cash and cash equivalents, end of period	$219,419	$146,641

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
	(In thousands, except per share data)
GAAP net income	$264,458	$162,615	$422,831	$315,143
Share-based compensation expense	45,310	41,704	89,579	82,358
Income tax adjustments	(11,712)	(10,366)	(23,087)	(20,229)
Excess tax benefit	(1,252)	(1,264)	(16,909)	(40,794)
Non-GAAP net income	$296,804	$192,689	$472,414	$336,478

GAAP diluted earnings per share	$11.14	$6.59	$17.73	$12.73
Share-based compensation expense	1.91	1.69	3.76	3.33
Income tax adjustments	(0.49)	(0.42)	(0.97)	(0.82)
Excess tax benefit	(0.05)	(0.05)	(0.71)	(1.65)
Non-GAAP diluted earnings per share	$12.50	$7.81	$19.80	$13.59

Free cash flow
Net cash provided by operating activities	$223,358	$74,918	$397,440	$268,915
Capital expenditures	(9,042)	(9,427)	(17,748)	(16,598)
Free cash flow	$214,316	$65,491	$379,692	$252,317
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(Unaudited)

	Previous Fiscal 2026 Guidance	Updated Fiscal 2026 Guidance
	(In millions, except per share data)

GAAP net income	$795	$825
Share-based compensation expense	166	185
Income tax adjustments	(42)	(45)
Excess tax benefit	(13)	(19)
Non-GAAP net income	$907	$946

GAAP diluted earnings per share	$33.47	$35.60
Share-based compensation expense	6.99	7.44
Income tax adjustments	(1.75)	(1.83)
Excess tax benefit	(0.55)	(0.76)
Non-GAAP diluted earnings per share	$38.17	$40.45
Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures
To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts
Investors/Analysts:
Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com